Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2016 Equity Compensation Plan of TravelCenters of America LLC of our report dated June 6, 2014 (except Note 15, as to which the date is March 14, 2016) with respect to the consolidated financial statements of TravelCenters of America LLC as of December 31, 2013 included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

May 19, 2016